Exhibit 99.1

Contact: Libby Panke 314-982-8608 libby.panke@fleishman.com

Emerson Names Martin S. Craighead to Board of Directors

ST. LOUIS – (June 4, 2019) – Martin S. Craighead, former chairman, president and CEO of Baker Hughes, has been elected to Emerson’s (NYSE: EMR) board of directors, Chairman and Chief Executive Officer David N. Farr announced today.

Craighead most recently served as vice chairman of Baker Hughes, one of the world’s largest oil field services companies. His distinguished career with Baker Hughes included the role of chairman from April 2013 to July 2017, chief executive officer from January 2012 to July 2017 and president from July 2010 to July 2017.

“Martin brings a wealth of deep knowledge in the energy sector, coupled with a proven record of global leadership and financial expertise,” Farr said. “His valuable insights and strategic perspectives are a welcome addition to our board as we continue strengthening our footprint in the energy industry.”

Throughout his extensive career with Baker Hughes, Craighead held a number of executive leadership and operational positions, including assignments in Canada, Latin America and Asia. He first joined Baker Atlas, part of Baker Hughes, in 1986 and prior to that served as a research engineer with BJ Services Company.

Craighead earned a bachelor’s degree in petroleum and natural gas engineering from Pennsylvania State University and a master’s degree in business administration from Vanderbilt University. He is the recipient of the C. Drew Stahl Distinguished Achievement Award at Penn State and actively serves his community through a variety of charitable organizations.

In addition to his role on Emerson’s board of directors, Craighead serves as a board member of PQ Group Holdings Inc. and Texas Instruments Incorporated.

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About Emerson

Emerson (NYSE: EMR), headquartered in St. Louis, Missouri (USA), is a global technology and engineering company providing innovative solutions for customers in industrial, commercial, and residential markets. Our Automation Solutions business helps process, hybrid, and discrete manufacturers maximize production, protect personnel and the environment while optimizing their energy and operating costs. Our Commercial & Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency, and create sustainable infrastructure. For more information visit Emerson.com.